Exhibit 2.1

AMENDMENT TO Asset Purchase Agreement

by and among

CRITICAL PATH, INC. AND TUCOWS.COM CO.

This Amendment, dated as of January 3, 2006 (this “Amendment”), amends the Asset Purchase Agreement, dated as of December 14, 2005 (as it may be amended or supplemented from time to time, the “Agreement”) by and among Critical Path, Inc., a California corporation (“Seller”) and Tucows.com Co., a Nova Scotia corporation (“Non-UK Purchaser”), and is by and among Seller, Non-UK Purchaser and Stapleflat Limited, a company formed under the laws of England and Wales (“UK Purchaser”, and together with Non-UK Purchaser, “Purchaser”).  Capitalized terms used herein but not defined shall have the meanings assigned to such terms in the Agreement.

WHEREAS, pursuant to Section 8.10 of the Agreement, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

The preamble of the Agreement is hereby amended and restated in its entirety as follows:

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 14, 2005, by and between CRITICAL PATH, INC., a California corporation (“Seller”); and TUCOWS.COM CO., a Nova Scotia corporation (“Non-UK Purchaser”) and STAPLEFLAT LIMITED, a company formed under the laws of England and Wales (“UK Purchaser” and together with Non-UK Purchaser, “Purchaser”).  Capitalized terms used in this Agreement are defined in Exhibit A or elsewhere in this Agreement.

Section 1.1 of the Agreement is hereby amended and restated as follows:

1.1       Sale of Assets.

(a)           Seller shall cause to be granted, sold, assigned, transferred, conveyed and delivered to (i) Non-UK Purchaser, at the Closing (as defined below), good and valid title to the assets located outside of the United Kingdom and set forth on Schedule 1.1(a), free and clear of Encumbrances and (ii) UK Purchaser, at the Closing, good and valid title to the assets located in the United Kingdom and set forth on Schedule 1.1(a), free and clear of Encumbrances (such assets are collectively, the “Acquired Assets”), on the terms and subject to the conditions set forth in this Agreement.  To the extent practicable, Seller and Purchaser agree to deliver any of the Acquired Assets in an intangible media.

(b)           Notwithstanding anything herein to the contrary, all assets of Seller and its

Subsidiaries not expressly set forth on Schedule 1.1(a), including those assets which are used in the Business and set forth on Schedule 2.15, shall not be sold or transferred hereunder and shall be excluded from the definition of Acquired Assets (the “Excluded Assets”), which assets shall remain the property of Seller or its Subsidiaries, as the case may be.

(c)           Seller and Purchaser hereby acknowledge and agree that Schedule 1.1(a) may need to be amended after the Closing to accurately reflect the Acquired Assets relating to the Business to be transferred under this Agreement.  After the Closing, Seller and Purchaser hereby agree to discuss any such proposed changes in good faith, and Schedule 1.1(a) may be amended as mutually agreed in writing by Seller and Purchaser.

Section 1.2 of the Agreement is hereby amended and restated as follows:

1.2          Assumption of Liabilities.

(a)           At the Closing and except as otherwise specifically provided in this Section 1.2, (i) Non-UK Purchaser will assume only the Liabilities of Seller or its Subsidiaries located outside the United Kingdom and explicitly set forth on Schedule 1.2, and (ii) UK Purchaser will assume only the Liabilities of Seller or its Subsidiaries located in the United Kingdom and explicitly set forth on Schedule 1.2 (such liabilities are collectively the “Assumed Liabilities”).

(b)           Notwithstanding the foregoing, and notwithstanding anything to the contrary contained in this Agreement, the Assumed Liabilities shall not include, and Purchaser shall not assume, perform, discharge or be responsible for any Liabilities of Seller or its Subsidiaries not expressly set forth on Schedule 1.2 (collectively, the “Excluded Liabilities”).  Without limiting the generality of the foregoing, the Excluded Liabilities shall include any liability for services provided by Seller prior to the Closing.

The Disclosure Schedule to the Agreement is hereby amended and restated in its entirety as set forth on Annex B hereto.

Exhibit E to the Agreement is hereby amended and restated in its entirety as set forth on Annex C hereto.

Exhibit F to the Agreement is hereby amended and restated in its entirety as set forth on Annex D hereto.

UK Purchaser shall be deemed to have executed the Agreement as a result of its execution of this Amendment.

Except as specifically amended by this Amendment, the Agreement will remain in full force and effect and is hereby ratified and confirmed.  This Amendment shall be construed as one with the Agreement, and the Agreement shall, where the context requires, be read and construed throughout so as to incorporate this Amendment.

This Amendment shall be construed in accordance with, and governed in all respects by, the internal laws of the State of New York (without giving effect to principles of conflicts of laws).

This Amendment may be executed via facsimile and in two or more counterparts, each of which will be deemed an original, but all of which together will for all purposes constitute one instrument binding on all of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first written above.

CRITICAL PATH, INC.,
a California corporation

By:	/s/ Michael J. Zukerman
Name: Michael J. Zukerman
Title: EVP and General Counsel

TUCOWS.COM CO.,
a Nova Scotia corporation

By:	/s/ Elliot Noss
Name: Elliot Noss
Title: President and CEO

STAPLEFLAT LIMITED,
a company formed under the laws of England and Wales

By:	/s/ Elliot Noss
Name: Elliot Noss
Title: Authorized Signatory